Exhibit 99.1

MULTI-COLOR ANNOUNCES CORE EARNINGS OF $0.93 PER SHARE FOR SEPTEMBER QUARTER

CINCINNATI, OHIO, November 9, 2015 – Multi-Color Corporation (NASDAQ: LABL) announces: second quarter core earnings per share of $0.93 per diluted share for the fiscal quarter ended September 30, 2015.

Q2 Highlights:

“Q2 earnings were resilient, despite FX and organic growth headwinds. Earnings per share growth is still forecasted for the second half as FX headwinds are expected to ease, less impact from price/volume declines, with stronger recent acquisition contributions and added capacity in developing markets,” said Nigel Vinecombe, President and CEO of Multi-Color Corporation.

Q2 Developments

•	Key Home and Personal Care customer contracts renewed.

•	Legacy low margin Food and Beverage customer volumes declined.

•	FX year over year headwinds reduced organic growth by 6% and $0.04 EPS.

•	Capex installations in developing markets.

Q3 Developments

•	Vadis Rodato Promoted to President and Chief Executive Officer and Nigel Vinecombe To Become Executive Chairman.

•	Australian Wine Label acquisition October 2015, $6 million annual revenues.

•	North Carolina plant consolidation in second half of FY16 will reduce costs in FY17.

Announcements

•	Vadis Rodato Promoted to President and Chief Executive Officer and Nigel Vinecombe To Become Executive Chairman.

Multi-Color Corporation announced today that Vadis Rodato, Global Chief Operating Officer for Wine & Spirit, will succeed Nigel Vinecombe as Multi-Color’s President and Chief Executive Officer, effective January 1, 2016. On January 1, 2016, Mr. Vinecombe will become Multi-Color’s Executive Chairman. In this role, Mr. Vinecombe will retain direct responsibility for mergers and acquisitions and investor relations activities. Robert Buck, the current Chairman of the Board and a member of the Board since 2003, will continue as a member of the Company’s Board.

Mr. Buck said, “We thank Nigel Vinecombe for leading Multi-Color since 2010 through unprecedented revenue growth, expansion through acquisitions and improvements in operations. Financial and operating results are strong and sustainable.”

Mr. Rodato has global experience running Multi-Color businesses in the USA, Australia, South America and Europe. Mr. Rodato is already based at Multi-Color’s headquarters in Cincinnati, Ohio USA and all global executive management roles will report to him.

“I asked Vadis to join our group 21 years ago and have watched him succeed in many roles at Multi-Color. He knows our business as well as anyone in our company and has experience integrating many acquisitions. He is highly respected throughout our global business and we are strongly aligned in the cultural and strategic leadership for the company,” said Mr. Vinecombe.

Mr. Rodato will also be appointed to the Company’s Board of Directors. In connection with Mr. Rodato’s appointment to President and Chief Executive Officer, current North American President for Wine & Spirit, David Buse, has been appointed Chief Operating Officer for Wine & Spirit. Mr. Buse has run the largest Wine & Spirit label business in North America for the last decade and has been with the Multi-Color Group since 2002. He will continue to be based in California.

“These changes provide Multi-Color more resources to support both significant growth and improvement plans for the future, while providing continuity in our culture and strategies,” said Mr. Vinecombe.

•	Australian Wine Label acquisition October 2015.

We are pleased to report the 100% acquisition of Supa Stik Labels in Perth, Western Australia from October 1, 2015. Western Australia is a growing independent wine and industrial region requiring local operations. We are delighted General Manager Peter Holywell and team will continue to run the business from their current facility.

Second quarter 2016 highlights:

•	Net revenues increased 3% to $219.8 million compared to $213.0 million in the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2015 generated an 11% increase or $22.8 million, offset by an organic revenue decrease of 2% primarily due to lower sales in our North American consumer products markets. Foreign exchange rates, primarily driven by depreciation of the Euro and the Australian dollar, led to a 6% decrease in revenues quarter over quarter.

•	Gross profit increased 2% or $1.0 million compared to the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2015 contributed $4.2 million to the increase partially offset by unfavorable foreign exchange of $1.9 million and lower sales in the quarter. Core gross margins were 21.4% of sales revenues for the current year quarter compared to 21.7% in the prior year quarter.

•	Selling, general and administrative (SG&A) expenses increased $2.4 million or 15% compared to the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2015 contributed $3.3 million to the increase, partially offset by a decrease of $0.9 million due to the favorable impact of foreign exchange rates. Core SG&A as a percentage of sales was 8.1% in the current year quarter compared to 7.5% in the prior year quarter. Non-core items relate to acquisition and integration expenses in both quarters and were $0.6 million in the current quarter compared to $0.1 million in the prior year quarter.

•	In October 2015, the Company announced plans to consolidate its manufacturing facilities located in Greensboro, North Carolina into its other existing facilities. The transition has begun and final plant closure is expected within the next several months. In connection with the closure of the Greensboro facility, the Company recorded a $0.7 million non-cash charge related to asset impairments in the current quarter. During the current year quarter and prior year quarters, the Company also recorded facility closure expenses related to the previously announced closures of manufacturing facilities in Norway, Michigan and Watertown, Wisconsin of $(0.3) million and $5.2 million, respectively.

•

Operating income increased $4.4 million or 18% to $28.2 million compared to $23.9 million in the prior year quarter. Core operating income decreased $0.9 million or 3% to $29.3 million compared to $30.2 million in the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2015 contributed $0.9 million to operating income. Core operating profit in the current quarter was impacted by unfavorable foreign exchange of $0.9 million and lower gross profit primarily due to lower sales in North America. Non-core items in the current quarter relate to acquisition and integration expenses of $0.6 million and facility closure expenses of $0.5 million.

•	Interest expense increased $0.7 million or 12% compared to the prior year quarter. The increase is primarily due to an increase in debt borrowings to finance acquisitions. The Company had $522.2 million of debt at September 30, 2015 compared to $459.8 million at September 30, 2014.

•	The effective tax rate decreased to 24% in the current year quarter from 38% in the prior year quarter primarily due to a non-core item relating to the release of a valuation allowance on a foreign deferred tax asset of $1.7 million. The effective tax rate on core net income was 31% in the current year quarter compared to 37% in the prior year quarter primarily due to the geographical mix of worldwide earnings. The Company expects its annual core effective tax rate to be approximately 30% in fiscal 2016.

•	Net income attributable to Multi-Color increased 47% to $16.6 million in current year quarter compared to $11.3 million in the prior year quarter. Core net income increased to $15.8 million from $15.5 million in the prior year quarter.

•	Diluted earnings per share (EPS) increased 46% to $0.98 per diluted share from $0.67 in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS was $0.93 per diluted share in the current and prior year quarter.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the three months ended September 30, 2015 and 2014. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, EBITDA, income before income taxes and effective tax rate between reported GAAP and Non-GAAP results. The sum of the Earnings Per Share amounts may not equal the totals due to rounding.

	Three Months Ended
	09/30/15	Diluted	09/30/14	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$16,570	$0.98	$11,262	$0.67
Acquisition and integration expenses, net of tax	583	0.03	89	0.01

Facility closure expenses, net of tax	297	0.02	3,233	0.19

Goodwill impairment loss, net	—	—	951	0.06

Release of foreign valuation allowance	(1,691)	(0.10)	—	—

Core net income and diluted EPS, (Non-GAAP)	$15,759	$0.93	$15,535	$0.93

Year-to-date highlights:

•	Net revenues increased 5% to $437.7 million compared to $416.2 million in the six months ended September 30, 2014. Net revenues increased 9% or $40.1 million due to acquisitions occurring after the beginning of fiscal 2015. Organic revenues increased 1% and foreign exchange rates, primarily driven by depreciation of the Euro and the Australian dollar, led to a 5% decrease compared to the six months ended September 30, 2014.

•	Gross profit increased $5.0 million or 6% compared to the six months ended September 30, 2014. Gross margins were 21.5% of sales revenues for the six months ended September 30, 2015 compared to 21.4% for the six months ended September 30, 2014. Acquisitions occurring after the beginning of fiscal 2015 contributed $8.0 million being a 9% increase. Foreign exchange rates, primarily driven by depreciation of the Euro and the Australian dollar, led to a $3.6 million or 4% decrease in gross profit compared to the six months ended September 30, 2014.

•	Selling, general and administrative (SG&A) expenses increased $6.3 million or 19% compared to the six months ended September 30, 2014. Acquisitions occurring after the beginning of fiscal 2015 contributed $5.3 million to the increase, partially offset by a decrease of $1.9 million due to the favorable impact of foreign exchange rates. Non-core items relate to acquisition and integration expenses in both periods and were $2.6 million in the current year period compared to $0.3 million in the six months ended September 30, 2014. The remaining increase relates to professional fees and compensation expenses year over year. Core SG&A, as a percent of sales, was 8.3% compared to 7.8% in the prior year.

•	Facility closure expenses were $0.7 million in the six months ended September 30, 2015 compared to $5.4 million in the six months ended September 30, 2014. These expenses primarily related to consolidation of our manufacturing facilities located in Greensboro, North Carolina, Norway, Michigan and Watertown, Wisconsin into our other North American facilities.

•	Operating income increased $4.3 million or 9% compared to the six months ended September 30, 2014. Acquisitions occurring after the beginning of fiscal 2015 contributed $2.8 million to the increase. Operating profit for the six months ended September was impacted by unfavorable foreign exchange of $1.7 million. Core operating income increased $1.1 million or 2% to $57.7 million from $56.6 million. Non-core items in fiscal 2016 relate to acquisition and integration expenses of $2.6 million, facility closure expenses of $0.7 million, and an inventory purchase accounting charge of $0.1 million.

•	Interest expense increased $1.3 million or 11% compared to the six months ended September 30, 2014. The increase is primarily due to an increase in debt borrowings to finance fiscal 2015 acquisitions.

•	Other income increased $0.5 million compared to the six months ended September 30, 2014. The increase is primarily due to currency gains during the current period.

•	The effective tax rate decreased to 29% for the six months ended September 30, 2015 compared to 36% in the six months ended September 30, 2014 primarily due to a non-core item relating to the release of a valuation allowance on a foreign deferred tax asset of $1.7 million. The effective tax rate on core net income was 31% for the six months ended September 30, 2015 compared to 35% for the prior year period primarily due to the geographical mix of worldwide earnings.

•	Diluted earnings per share (EPS) increased 20% to $1.76 cents per diluted share from $1.47 cents in the six months ended September 30, 2014. Excluding the impact of the non-core items noted below, core EPS increased 6% to $1.84 cents per diluted share from $1.74 cents in the six months ended September 30, 2014.

•	Net income attributable to Multi-Color increased 21% to $29.8 million from $24.6 million in the six months ended September 30, 2014. Core net income increased 7% to $31.2 million from $29.1 million in the prior year period.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the six months ended September 30, 2015 and 2014. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income,

EBITDA, income before income taxes and effective tax rate between reported GAAP and Non-GAAP results. The sum of the Earnings Per Share amounts may not equal the totals due to rounding.

	Six Months Ended
	09/30/15	Diluted	09/30/14	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$29,824	$1.76	$24,562	$1.47
Acquisition and integration expenses, net of tax	2,531	0.15	280	0.02

Facility closure expenses, net of tax	453	0.03	3,275	0.20

Inventory purchase accounting charge, net	65	*	—	—

Goodwill impairment loss, net of tax	—	—	951	0.06

Release of foreign valuation allowance	(1,691)	(0.10)	—	—

Core net income and diluted EPS, (Non-GAAP)	$31,182	$1.84	$29,068	$1.74

*	Diluted EPS is less than $0.01

Second Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on Monday, November 9, 2015 at 9:00 a.m. (ET) to discuss this news release. For domestic access to the conference call, please call 888-713-4217 (participant code 64408787) or for international access, please call 617-213-4869 (participant code 64408787) by 8:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on Monday, November 9, 2015 through 11:59 p.m. (ET) on Monday, November 16, 2015 by calling 888-286-8010 (participant code 35391609) or internationally, by calling 617-801-6888 (participant code 35391609). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at: https://www.theconferencingservice.com/prereg/key.process?key=PVRVKCA3P. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

All statements contained in this report other than statements of historical fact are forward-looking statements. Forward-looking statements include statements regarding our future financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions (as well as the negative versions thereof) may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. With respect to the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-

looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments; acceptance of new product offerings, services and technologies; new developments in packaging; ability to effectively manage our growth and execute our long-term strategy; ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; the ability to consummate and successfully integrate acquisitions; ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; the risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; ability to market new products; our ability to maintain an effective system of internal control; our ability to detect and remediate our material weaknesses in our internal control over financial reporting; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition to the factors described in this paragraph, Part I, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2015 contains a list and description of uncertainties, risks and other matters that may affect the Company.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Southeast Asia, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 4,400 associates across 45 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Net revenues	$219,784	$213,041	$437,704	$416,180
Cost of revenues	172,653	166,908	343,738	327,245

Gross profit	47,131	46,133	93,966	88,935
Gross margin	21%	22%	21%	21%
Selling, general and administrative expenses	18,412	15,998	38,928	32,636
Facility closure expenses	472	5,293	725	5,359

Goodwill impairment	—	951	—	951

Operating income	28,247	23,891	54,313	49,989
			8.9%	7.8%
Interest expense	6,618	5,923	13,008	11,681
Other (income) expense, net	(410)	(187)	(535)	(51)

Income before income taxes	22,039	18,155	41,840	38,359
Income tax expense	5,385	6,893	11,932	13,797

Net income	$16,654	$11,262	$29,908	$24,562

Less: Net income attributable to non-controlling interests	84	—	84	—

Net income attributable to Multi-Color Corporation	$16,570	$11,262	$29,824	$24,562

Basic shares outstanding	16,722	16,531	16,690	16,506
Diluted shares outstanding	16,942	16,773	16,928	16,748

Basic earnings per share	$0.99	$0.68	$1.79	$1.49
Diluted earnings per share	$0.98	$0.67	$1.76	$1.47

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands, except per share data)

Unaudited

	September 30, 2015	March 31, 2015

Current Assets	$250,290	$207,972
Total Assets	$1,035,635	$927,371
Current Liabilities	$125,112	$108,021
Total Liabilities	$727,085	$637,898
Stockholders’ Equity	$308,550	$289,473
Total Debt	$522,240	$458,530

Exhibit A

Non-GAAP Measurements: The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). In order to provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements as defined by the Securities and Exchange Commission.

The Company’s Non-GAAP financial measurements reported for the periods presented in this release are: core gross profit, core SG&A expenses, core operating income, core EBITDA, core net income, core diluted EPS, core income before income taxes, and core effective tax rate. These Non-GAAP financial measurements are adjusted to exclude the following non-core items: facility closure expenses, acquisition expenses, integration expenses, and purchase accounting charges related to acquisitions. These Non-GAAP financial measures provide investors with an understanding of the Company’s gross profit, SG&A expenses, operating income, EBITDA, net income, diluted EPS, income before income taxes and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a Non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these Non-GAAP financial measures assist investors in making a consistent comparison of these measures for its three and six months ended September 30, 2015 compared to the results of the prior periods. In addition, management uses these Non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The Non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

The following tables show adjustments made to gross profit, SG&A expenses, operating income, EBITDA, income before income taxes, and effective tax rate, between reported GAAP and Non-GAAP results for the three and six months ended September 30, 2015 and 2014:

Core Gross Profit:

	Three Months Ended		Six Months Ended
	09/30/15 (in 000’s)	09/30/14 (in 000’s)	09/30/15 (in 000’s)	09/30/14 (in 000’s)
Gross profit, as reported	$47,131	$46,133	$93,966	$88,935
Inventory purchase accounting charge	—	—	97	—

Core gross profit, (Non-GAAP)	$47,131	$46,133	$94,063	$88,935

Core gross profit, (Non-GAAP) as a % of net revenues	21.4%	21.7%	21.5%	21.4%

Core SG&A Expenses:

	Three Months Ended		Six Months Ended
	09/30/15 (in 000’s)	09/30/14 (in 000’s)	09/30/15 (in 000’s)	09/30/14 (in 000’s)
SG&A expenses, as reported	$18,412	$15,998	$38,928	$32,636
Acquisition & integration expenses	(589)	(105)	(2,559)	(337)

Core SG&A expenses, (Non-GAAP)	$17,823	$15,893	$36,369	$32,299

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	8.1%	7.5%	8.3%	7.8%

Core Operating Income and Core EBITDA:

	Three Months Ended		Six Months Ended
	09/30/15 (in 000’s)	09/30/14 (in 000’s)	09/30/15 (in 000’s)	09/30/14 (in 000’s)
Operating income, as reported	$28,247	$23,891	$54,313	$49,989
Acquisition & integration expenses	589	105	2,559	337
Inventory purchase accounting charge	—	—	97	—
Goodwill impairment	—	951	—	951
Facility closure expenses	472	5,293	725	5,359

Core operating income, (Non-GAAP)	$29,308	$30,240	$57,694	$56,636

Core operating income, as a % of net revenues, (Non-GAAP)	13.3%	14.2%	13.2%	13.6%

Depreciation	$7,806	$7,456	$15,193	$14,807
Amortization	3,499	2,902	6,402	5,823

Core EBITDA, (Non-GAAP)	$40,613	$40,598	$79,289	$77,266

% of net revenues	18.5%	19.1%	18.1%	18.6%

Core Effective Tax Rate:

	Three Months Ended		Six Months Ended
	09/30/15 (in 000’s)	09/30/14 (in 000’s)	09/30/15 (in 000’s)	09/30/14 (in 000’s)
Income before income taxes, as reported	$22,039	$18,155	$41,840	$38,359
Non-core items	1,062	6,349	3,381	6,647

Core income before income taxes, (Non-GAAP)	$23,101	$24,504	$45,221	$45,006

	Six Months Ended		Six Months Ended
	09/30/15 (in 000’s)	09/30/14 (in 000’s)	09/30/15 (in 000’s)	09/30/14 (in 000’s)
Income tax expense, as reported	$5,385	$6,893	$11,932	$13,797
Release of Canadian valuation allowance	1,691	—	1,691	—
All other non-core items	181	2,076	332	2,141

Core income tax expense, (Non-GAAP)	$7,257	$8,969	$13,955	$15,938

Effective tax rate	24%	38%	29%	36%
Core effective tax rate (Non-GAAP)	31%	37%	31%	35%

Exhibit B

Vadis A. Rodato

President and Chief Executive Officer

On November 9, 2015, Multi-Color Corporation announced the promotion of Vadis A. Rodato, 55, to President and Chief Executive Officer effective January 1, 2016. The Company also intends to appoint Mr. Rodato to the Company’s Board of Directors.

Mr. Rodato is a label industry veteran and has been employed by Multi-Color Corporation or its subsidiary, Collotype Labels Pty Ltd., since October 1994. Mr. Rodato has extensive cross functional experience including finance, purchasing, operations and key customer account management. Mr. Rodato has held a number of international leadership roles in the United States, Australia, Italy and Chile and speaks Italian and Spanish.

On April 1, 2014, Mr. Rodato was appointed Chief Operating Officer Wine & Spirit where he led multiple integration projects and the Chilean turnaround.

Mr. Rodato holds an Accounting Degree and an MBA from the University of South Australia. Mr. Rodato and his wife of 31 years, Julie, have 2 children.

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311